Exhibit 99.1

POWER OF ATTORNEY

Know all by these presents, that the undersigned hereby constitutes and appoints each of Michael Levitt, Jeremy Barr and Evgeniya Berezkina, and with full power of substitution, as the undersigned's true and lawful attorney-in-fact to:

(1)       execute for and on behalf of the undersigned, in connection with the undersigned’s beneficial ownership of, or participation in a group with respect to, securities beneficially owned, directly or indirectly, of scPharmaceuticals Inc., a Delaware corporation (the “Company”), forms and documents related specifically to Section 13 and Section 16 of the Securities Exchange Act of 1934 and the rules thereunder (the “Exchange Act”), and any joint filing agreement in connection with the foregoing;

(2)       do and perform any and all acts for and on behalf of the undersigned which may be necessary or desirable to complete and execute any such forms and documents related specifically to Section 13 and Section 16 of the Exchange Act, complete and execute any amendment or amendments thereto, and timely file such form and documents with the U.S. Securities and Exchange Commission (the “SEC”) and any stock exchange or similar authority; and

(3)       take any other lawful action of any type whatsoever in connection with the foregoing which, in the opinion of any such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, the undersigned, it being understood that the documents executed by any such attorney-in-fact on behalf of the undersigned pursuant to this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in any such attorney-in-fact’s discretion.

The undersigned hereby grants to each such attorney-in-fact with full power of substitution or revocation, hereby ratifying and confirming all that each such attorney-in-fact, or each such attorney-in-fact's substitute or substitutes, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers herein granted. All lawful acts done by the attorney-in-fact in this regard shall be deemed to have been done by the undersigned. The undersigned acknowledges that the foregoing attorneys-in-fact, in serving in such capacity at the request of the undersigned, are not assuming, nor is the Company assuming, any of the undersigned's responsibilities to comply with Section 13 or Section 16 of the Exchange Act.

This Power of Attorney shall remain in full force and effect until the undersigned is no longer required to file forms and documents related specifically to Section 13 and Section 16 of the Exchange Act with respect to the undersigned’s holdings of and transactions in securities issued by the Company, or for a period of one (1) year, unless earlier revoked by the undersigned in a signed writing delivered to each of the foregoing attorneys-in-fact, whichever is earlier.

IN WITNESS WHEREOF, the undersigned has caused this Power of Attorney to be executed as of this 31st day of March, 2020.

Sun Pharmaceutical Industries Ltd.

By:	/s/ Sanjay Jerry
Name: Sanjay Jerry
Title: Head Treasury

Sun Pharmaceutical Industries Inc.

By:	/s/ Zvi Albert
Name: Zvi Albert
Title: V.P. of Finance

Sun Pharma (Netherlands) B.V.

By:	/s/ Prashant Savia
Name: Prashant Savla
Title: Director